Exhibit (13)(c)

EXECUTION VERSION

GUARANTEE AND SECURITY AGREEMENT

GUARANTEE AND SECURITY AGREEMENT (this “Agreement”) dated as of December 16, 2020, among BLAIR FUNDING LLC (the “Company”), FS GLOBAL CREDIT OPPORTUNITIES FUND (the “Guarantor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”) for and on behalf of the Secured Parties (as defined in the Credit Agreement referred to below).

RECITALS

Pursuant to the Credit and Security Agreement dated as of December 16, 2020 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) among the Company, the Lenders party thereto from time to time, Barclays Bank PLC, New York Branch, as administrative agent (“the Administrative Agent”) and Wells Fargo Bank, National Association, as Collateral Agent, Collateral Administrator and Securities Intermediary, the Lenders have made a credit facility (by means of Advances) available to the Company, subject to the terms and conditions thereof.

The Company is a member of an affiliated group of Persons that includes the Guarantor.

It is a condition precedent to the borrowings under the Credit Agreement that the Guarantor unconditionally guarantee the indebtedness and other obligations of the Company to the Lenders under or in connection with the Credit Agreement as set forth herein.

The Guarantor will derive substantial direct and indirect benefits from the making of the Advances to the Company pursuant to the Credit Agreement (which benefits are hereby acknowledged by the Guarantor).

To induce such Lenders to enter into the Credit Agreement and to extend credit thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor has agreed to guarantee the Guaranteed Obligations (as hereinafter defined).

In consideration of the extensions of credit and other accommodations of the Lenders as set forth in the Credit Agreement, the Guarantor has agreed to grant a security interest in favor of the Collateral Agent on certain of its assets to secure the Secured Obligations under the Credit Documents as set forth herein.

Accordingly, the parties hereto agree as follows:

Section 1. Definitions, Etc. As used herein:

“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.

“Debtor Relief Laws” means, collectively:

(a)    the Bankruptcy Code; and

(b)    all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, any state thereof or any other applicable jurisdictions from time to time in effect.

Guarantee and Security Agreement

“Directing Party” means any of (a) to the extent directed by the Administrative Agent or the Required Lenders, the Collateral Agent; (b) the Administrative Agent; and (c) the Required Lenders.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Guaranteed Creditors” means, collectively, each of the Lenders, the Administrative Agent and any other Secured Party.

“Guaranteed Obligations” has the meaning assigned to such term in Section 2.01.

“Indebtedness” means, without duplication, all “senior securities representing indebtedness,” as defined in the first paragraph of Section 18(g) of the Investment Company Act, of the Parent Entities.

“LTV Ratio” on any date of calculation, with respect to each unique piece of outstanding Other Indebtedness, an amount, expressed as a percentage, equal to the quotient of (a) the aggregate outstanding principal amount of any Other Indebtedness as of such date divided by (b) the Current Market Value of Fund Assets pledged to secure Other Indebtedness as of such date.

“Other Indebtedness” means Indebtedness of a Parent Entity, other than Indebtedness with recourse of any kind to the Company or the assets of the Company, that is on market terms as determined in good faith by the Guarantor, provided the conditions set forth in Section 6.09 are satisfied with respect thereto.

“Other Secured Indebtedness” means Other Indebtedness of a Parent Entity that is secured by a Lien on assets of such Parent Entity.

“Paid in Full” or “Payment in Full” means:

(a)    termination or expiration of all commitments of the holders of the Guaranteed Obligations to extend credit or make loans or other credit accommodations to the Company pursuant to the Credit Documents;

(b)    payment in full in cash of the principal of, premium (including any prepayment premium), fees (including any applicable Make-Whole Amounts) and interest (including any applicable prepayment premium), fees (including any applicable Make-Whole Amounts) or interest accruing on or after the commencement of any bankruptcy proceeding, whether or not such premium (including any applicable prepayment premium), fees (including any applicable Make-Whole Amounts) or interest would be allowed in such bankruptcy proceeding) payable in accordance with the terms of the Credit Documents and constituting the Guaranteed Obligations; and

(c)    payment in full in cash of all other amounts that are due and payable or otherwise accrued under the Credit Documents (including all Guaranteed Obligations and payment in full in cash of all obligations arising in connection with such termination), other than any contingent indemnification and expense reimbursement obligations for which no claim or demand for payment has been made at such time.

“Pledged Equity Interests” means all Equity Interests of the Company.

Guarantee and Security Agreement

1.02    Terms Generally.

Terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include any other pronoun. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in the Credit Agreement), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Annexes shall be construed to refer to Sections of, and Exhibits and Annexes to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, supplemented or otherwise modified from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including” and (h) references to days, months, quarters and years refer to calendar days, months, quarters and years, respectively.

Section 2. Guarantee.

2.01    The Guarantee. The Guarantor hereby guarantees to each of the Guaranteed Creditors and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise, including amounts that would become due but for the operation of the automatic stay under the Bankruptcy Code) of (a) the principal of and interest on the Advances made by the Lenders to the Company and all fees, indemnification payments, premium and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing or existing to the Lenders, the Administrative Agent or any other Secured Parties by the Company, the Guarantor or any other Parent Entity under the Credit Agreement or under any of the Credit Documents, strictly in accordance with the terms thereof and including all such interest, fees, premium and expenses accrued or incurred subsequent to the commencement of any bankruptcy or insolvency proceeding with respect to the Company, whether or not such interest, fees, premium or expenses are enforceable or allowed as a claim in such proceeding and (b) any and all losses, claims, damages, liabilities, costs, fees and expenses of any kind incurred by or asserted against the Company arising out of, in connection with or as a result of the Dauphin Funding Merger, or as a result of or in connection with any obligation or liability of Dauphin Funding LLC or arising as a result of any action or omission of Dauphin Funding LLC (such obligations described in the foregoing clauses (a) and (b) being herein collectively called the “Guaranteed Obligations”). The Guarantor hereby further agrees that if the Company shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise, including amounts that would become due but for the operation of the automatic stay under the Bankruptcy Code) any of the Guaranteed Obligations strictly in accordance with the terms of any document or agreement evidencing any such Guaranteed Obligations, including in the amounts, in the currency and at the place expressly agreed to thereunder, irrespective of and without giving effect to any law, order, decree or regulation in effect from time to time of the jurisdiction where the Company, the Guarantor or any other Person obligated on any such Guaranteed Obligations is located, the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full in cash when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Guarantee and Security Agreement

2.02    Obligations Unconditional. Obligations of the Guarantor under Section 2.01 are primary, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Company under the Credit Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than the Payment in Full of the Guaranteed Obligations), it being the intent of this Section 2.02 that the obligations of the Guarantor hereunder shall be absolute and unconditional, under any and all circumstances and shall apply to any and all Guaranteed Obligations now existing or in the future arising. Without limiting the foregoing, the Guarantor agrees that:

(a)    Guarantee Absolute. The occurrence of any one or more of the following shall not affect the enforceability of this Agreement in accordance with its terms or affect, limit, reduce, discharge or terminate the liability of the Guarantor hereunder, or the rights, remedies, powers and privileges of any of the Guaranteed Creditors, under this Agreement:

(i)    at any time or from time to time, without notice to the Guarantor, the time, place or manner for any performance of or compliance with any of the Guaranteed Obligations shall be amended or extended, or such performance or compliance shall be waived;

(ii)    any of the acts mentioned in any of the provisions of the Credit Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under the Credit Agreement or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)    any lien or security interest granted to, or in favor of, any Guaranteed Creditor as security for any of the Guaranteed Obligations shall be released or shall fail to be perfected;

(v)    any application by any of the Guaranteed Creditors of the proceeds of any other guaranty of or insurance for any of the Guaranteed Obligations to the payment of any of the Guaranteed Obligations;

(vi)    any settlement, compromise, release, liquidation or enforcement by any of the Guaranteed Creditors of any of the Guaranteed Obligations;

(vii)    the giving by any of the Guaranteed Creditors of any consent to the merger or consolidation of, the sale of substantial assets by, or other restructuring or termination of the corporate existence of, the Company or any other Person, or to any disposition of any Equity Interests by the Company or any other Person;

(viii)    any proceeding by any of the Guaranteed Creditors against the Company or any other Person or in respect of any collateral for any of the Guaranteed Obligations, or the exercise by any of the Guaranteed Creditors of any of their rights, remedies, powers and privileges under the Credit Documents, regardless of whether any of the Guaranteed Creditors shall have proceeded against or exhausted any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Agreement;

Guarantee and Security Agreement

(ix)    the entering into any other transaction or business dealings with the Company or any other Person;

(x)    the enactment of any exchange controls by the State of Delaware or the jurisdiction of the Guarantor or any governmental authority thereof, or the occurrence of any adverse political or economic development in the State of Delaware or the jurisdiction of the Guarantor; or

(ix)    any combination of the foregoing.

(b)    Waiver of Defenses. The enforceability of this Agreement and the liability of the Guarantor and the rights, remedies, powers and privileges of the Guaranteed Creditors under this Agreement shall not be affected, limited, reduced, discharged or terminated, and the Guarantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of:

(i)    the illegality, invalidity or unenforceability of any of the Guaranteed Obligations, any Credit Document or any other agreement or instrument whatsoever relating to any of the Guaranteed Obligations;

(ii)    any disability or other defense with respect to any of the Guaranteed Obligations, including the effect of any statute of limitations, that may bar the enforcement thereof or the obligations of the Guarantor relating thereto;

(iii)    the illegality, invalidity or unenforceability of any other guaranty of or insurance for any of the Guaranteed Obligations or any lack of perfection or continuing perfection or failure of the priority of any Lien on any collateral for any of the Guaranteed Obligations;

(iv)    the cessation, for any cause whatsoever, of the liability of the Company or the Guarantor with respect to any of the Guaranteed Obligations;

(v)    any failure of any of the Guaranteed Creditors to marshal assets, to exhaust any collateral for any of the Guaranteed Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against the Company or any other Person, or to take any action whatsoever to mitigate or reduce the liability of the Guarantor under this Agreement, the Guaranteed Creditors being under no obligation to take any such action notwithstanding the fact that any of the Guaranteed Obligations may be due and payable and that the Company may be in default of its obligations under any Credit Document;

(vi)    any counterclaim, set-off or other claim which the Company or the Guarantor has or claims with respect to any of the Guaranteed Obligations;

(vii)    any failure of any of the Guaranteed Creditors to file or enforce a claim in any bankruptcy, insolvency, reorganization or other proceeding with respect to any Person;

(viii)    any bankruptcy, insolvency, reorganization, winding-up or adjustment of debts, or appointment of a custodian, liquidator or the like of it, or similar proceedings commenced by or against the Company or any other Person, including any discharge of, or bar, stay or injunction against collecting, any of the Guaranteed Obligations (or any interest on any of the Guaranteed Obligations) in or as a result of any such proceeding;

(ix)    any action taken by any of the Guaranteed Creditors that is authorized by this Section 2.02 or otherwise in this Agreement or by any other provision of any Credit Document, or any omission to take any such action;

Guarantee and Security Agreement

(x)    any law, regulation, decree or order of any jurisdiction, or any other event, affecting any of the Guaranteed Obligations or any Guaranteed Creditor’s rights with respect thereto, including (A) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of a non-Dollar currency for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (B) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any governmental authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, (C) any expropriation, confiscation, nationalization or requisition by such jurisdiction or any governmental authority that directly or indirectly deprives the Company of any assets or their use or of the ability to operate its business or a material part thereof, or (D) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (A), (B) or (C) above (in each of the cases contemplated in clauses (A) through (D) above, to the extent occurring or existing on or at any time after the date of this Agreement); or

(xi)    any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, other than the Payment in Full of the Guaranteed Obligations.

Without limiting the generality of the foregoing, the Guarantor agrees, subject to Section 2.11, that it shall pay the Guaranteed Creditors strictly in accordance with the terms of any document or agreement evidencing any Guaranteed Obligation, including in the amounts, in the currency and at the place expressly agreed to thereunder, irrespective of and without giving effect to any law, order, decree or regulation in effect from time to time of the jurisdiction where the Company or any other person or entity obligated on such Guaranteed Obligation is located.

(c)    Waiver of Set-off and Counterclaim, Etc. The Guarantor expressly waives, to the fullest extent permitted by law, for the benefit of each of the Guaranteed Creditors, any right of set-off and counterclaim with respect to payment of its obligations hereunder, and all diligence, presentment, demand for payment or performance, notice of nonpayment or nonperformance, protest, notice of protest, notice of dishonor and all other notices or demands whatsoever, and any requirement that any of the Guaranteed Creditors exhaust any right, remedy, power or privilege or proceed against the Company under the Credit Agreement or any other Credit Document or any other agreement or instrument referred to herein or therein, or against any other Person, and all notices of acceptance of this Agreement or of the existence, creation, incurring or assumption of new or additional Guaranteed Obligations. The Guarantor further expressly waives the benefit of any and all statutes of limitation, to the fullest extent permitted by applicable law.

(d)    Other Waivers. The Guarantor expressly waives, to the fullest extent permitted by law, for the benefit of each of the Guaranteed Creditors, any right to which it may be entitled:

(i)    that the assets of the Company first be used, depleted and/or applied in satisfaction of the Guaranteed Obligations prior to any amounts being claimed from or paid by the Guarantor; and

(ii)    to require that the Company be sued and all claims against the Company be completed prior to an action or proceeding being initiated against the Guarantor.

2.03    Reinstatement. The obligations of the Guarantor under this Section 2 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Company or the Guarantor in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy, insolvency or reorganization or otherwise, and the Guarantor agrees that it will indemnify the Guaranteed Creditors on demand for all reasonable costs and expenses (including fees of counsel,

Guarantee and Security Agreement

subject to the limitations set forth in Section 10.4(a) of the Credit Agreement) incurred by the Guaranteed Creditors in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

2.04    Subrogation. The Guarantor hereby agrees that until the Guaranteed Obligations shall have been Paid in Full it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 2.01, whether by subrogation or otherwise, against the Company or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. All rights and claims arising under this Section 2.04 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of the Guarantor as to any payment on account of the Guaranteed Obligations made by it or received or collected from its property shall be fully subordinated in all respects to the prior Payment in Full of the Guaranteed Obligations. Until the Guaranteed Obligations are Paid in Full, the Guarantor shall not demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to the Guarantor in any bankruptcy case or receivership, insolvency or liquidation proceeding, such payment or distribution shall be delivered by the Person making such payment or distribution directly to the Collateral Agent, for application to the payment of the Guaranteed Obligations. If any such payment or distribution is received by the Guarantor, it shall be held by the Guarantor in trust, as trustee of an express trust for the benefit of the Guaranteed Creditors, and shall forthwith be transferred and delivered by the Guarantor to the Collateral Agent, in the exact form received and, if necessary, duly endorsed.

2.05    Remedies. The Guarantor agrees that, as between the Guarantor and the Lenders, the obligations of the Company under the Credit Agreement may be declared to be forthwith due and payable as provided in Article VII of the Credit Agreement (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VII) for purposes of Section 2.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Company and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Company) shall forthwith become due and payable by the Guarantor for purposes of Section 2.01.

2.06    Instrument for the Payment of Money. The Guarantor hereby acknowledges that the guarantee in this Section 2 constitutes an instrument for the payment of money, and consents and agrees that any Guaranteed Creditor, at its sole option, in the event of a dispute by the Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

2.07    Continuing Guarantee. The guarantee in this Section 2 is a continuing guarantee and is a guaranty of payment and not merely of collection, and shall apply to all Guaranteed Obligations whenever arising.

2.08    General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Guarantor under Section 2.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 2.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by the Guarantor, any Guaranteed Creditor or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. The Guarantor agrees that the Guaranteed Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of the Guarantor under this Section 2.08 without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of any Guaranteed Creditor hereunder.

Guarantee and Security Agreement

2.09    Indemnity by Company. In addition to all such rights of indemnity and subrogation as the Guarantor may have under applicable law (but subject to Section 2.04), the Company agrees that (a) in the event a payment shall be made by the Guarantor under this Agreement, the Company shall indemnify the Guarantor for the full amount of such payment and the Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of the Guarantor shall be sold pursuant to any other Credit Document to satisfy in whole or in part the Guaranteed Obligations, the Company shall indemnify the Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

2.10    Payments. All payments to be made under this Agreement by the Guarantor in respect of the Advances shall be made in accordance with Section 3.02(a) of the Credit Agreement as if such Section 3.02(a) referred to this Agreement and payments by the Guarantor hereunder. The Guarantor hereby agrees to comply with the provisions of Section 3.02 of the Credit Agreement as if such Section 3.02 referred to this Agreement and payments by the Guarantor hereunder).

Section 3. Grant of Security.

3.01    Grant of Security. The Guarantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of the Guarantor’s right, title and interest in, to and under all Pledged Equity Interests in the Company, in each case whether tangible or intangible, whether now or hereafter existing or in which the Guarantor now has or hereafter acquires an interest and wherever the same may be located and all proceeds of any of the foregoing (the “Collateral”).

3.02    Collateral Agent Acknowledgement. The Collateral Agent acknowledges the foregoing Grant and accepts the trusts hereunder in accordance with the provisions hereof.

Section 4. Security for Secured Obligations; Guarantor Remains Liable.

4.01    Security for Secured Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof or any analogous provision of any Debtor Relief Law)), of all Secured Obligations.

4.02    Continuing Liability under Collateral. Notwithstanding anything herein to the contrary, (i) the Guarantor shall remain liable for all of its obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (ii) the Guarantor shall remain liable under each of the agreements included in the Collateral, including any agreements relating to Pledged Equity Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including any agreements relating to Pledged Equity Interests, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release the Guarantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

Guarantee and Security Agreement

Section 5. Certain Perfection Requirements.

5.01    Further Assurances; Remedies. In furtherance of the grant of the security interest pursuant to this Section 5, the Guarantor hereby agrees with the Collateral Agent for the benefit of the Secured Parties as follows:

(a)    Delivery and Other Perfection. The Guarantor shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, agreements or consents or other papers as may be requested to the Guarantor by a Directing Party to create, preserve, perfect, maintain the perfection of or validate the security interest granted pursuant hereto or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such security interest, and without limiting the foregoing shall:

(i)    if any of the Pledged Equity Interests constituting part of the Collateral are received by the Guarantor, forthwith cause such Collateral to be Delivered;

(ii)    keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as any Directing Party may reasonably require in order to reflect the security interests granted by this Agreement; and

(iii)    permit representatives of the Collateral Agent, the Administrative Agent and the Lenders, and their respective designees, upon reasonable advance notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Collateral Agent, the Administrative Agent and the Lenders and their respective designees to be present at the Guarantor’s place of business to receive copies of communications and remittances relating to the Collateral, and forward copies of any notices or communications received by the Guarantor with respect to the Collateral, all in such manner as provided in the Credit Agreement.

(b)    Other Financing Statements. The Guarantor shall not file or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Collateral Agent is not named as the sole secured party for the benefit of the Secured Parties.

5.02 Special Provisions Relating to Pledged Equity Interests.

(a)    The Guarantor will cause the Pledged Equity Interests to constitute at all times 100% of the total number of limited liability company interests, general partnership interests, limited partnership interests, limited liability partnership interests, ordinary shares and capital stock of, and all other Equity Interests in the Company by the Administrative Agent.

(b)    So long as no Event of Default shall have occurred and be continuing and the Collateral Agent (acting at the written direction of the Administrative Agent or the Required Lenders) shall not have delivered written notice of its intention to suspend such rights, the Guarantor shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Equity Interests for all purposes not in violation of the terms of this Agreement, the Credit Documents or any other instrument or agreement referred to herein or therein; provided that the Guarantor agrees that it will not vote the Pledged Equity Interests in any manner that is in violation of the terms of this Agreement, the Credit Documents or any such other instrument or agreement; and the Collateral Agent (acting at the written direction of the Administrative Agent or the Required Lenders) shall execute and deliver to the Guarantor or cause to be executed and delivered to the Guarantor all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as the Guarantor may reasonably request for the purpose of enabling the Guarantor to exercise the rights and powers that they are entitled to exercise pursuant to this clause (b).

Guarantee and Security Agreement

(c)    [Reserved].

(d)    The Guarantor hereby expressly authorizes and instructs each issuer of any Pledged Equity Interests pledged hereunder to comply with any instruction received by it from the Collateral Agent or its designee in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Guarantor, and the Guarantor agrees that such issuer shall be fully protected in so complying.

5.03    Other Actions. The Guarantor consents to the grant of a Lien in all Pledged Equity Interests to the Collateral Agent for the benefit and security of the Secured Parties and without limiting the generality of the foregoing consents to the transfer of any Pledged Equity Interest to the Collateral Agent or its designee if an Event of Default shall have occurred and be continuing and to the substitution of the Collateral Agent or its designee as a member in any limited liability company or any similar entity with regards to other Persons with all the rights and powers related thereto.

5.04    Further Assurances. The Guarantor agrees that, from time to time upon the written request of any Directing Party, the Guarantor will execute and deliver such further documents and do such other acts and things as the Directing Parties may reasonably request in order fully to effect the purposes of this Agreement.

Section 6. Representations, Warranties and Covenants. The Guarantor represents, warrants and covenants to the Lenders and the Collateral Agent for the benefit of the Guaranteed Creditors that as of the date hereof and each Advance date (or as of such other date on which such representations and warranties are required to be made under the Credit Documents):

6.01    Organizational Matters; Enforceability, Etc. The Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The execution, delivery and performance of this Agreement (a) are within the Guarantor’s powers and have been duly authorized by all necessary corporate or other action, (b) do not require any consent or approval of, registration or filing with, or any other action by, any governmental authority or court, except for such as have been obtained or made and are in full force and effect, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (c) will not violate the charter, by-laws or other organizational documents of the Guarantor or, except where such violation would not reasonably be expected to have a Material Adverse Effect, any applicable law or regulation or any order of any governmental authority or court binding on the Guarantor or its property, (d) except where such violation would not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument binding upon the Guarantor or any of its assets, or give rise to a right thereunder to require any payment to be made by any such person, and (e) will not result in the creation or imposition of any Lien on any asset of the Guarantor (other than any Lien consistent with the definition of “Permitted Liens” in the Credit Agreement).

This Agreement has been duly executed and delivered by the Guarantor and constitutes, a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The Guarantor is an “investment company” as defined in, and subject to regulation under, the Investment Company Act of 1940.

In executing and delivering this Agreement, the Guarantor has (i) without reliance on the Collateral Agent or any Lender, or any information received from the Collateral Agent or any Lender, and based upon such documents and information it deems appropriate, made an independent investigation of

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the transactions contemplated hereby and of the Company, the Company’s business, assets, operations, prospects and condition, financial or otherwise, and any circumstances which may bear upon such transactions, the Company or the obligations and risks undertaken herein with respect to the Guaranteed Obligations, (ii) adequate means to obtain from the Company on a continuing basis information concerning the Company, (iii) has full and complete access to the Credit Documents and any other documents executed in connection with the Credit Documents and (iv) not relied and will not rely upon any representations or warranties of the Collateral Agent or any Lender not embodied herein or any acts heretofore or hereafter taken by the Collateral Agent or any Lender (including any review by the Collateral Agent or any Lender of the affairs of the Company).

6.02    Benefit. The Guarantor and the Company are members of an affiliated group of Persons, and the Guarantor and the Company are engaged in related businesses. The guaranty and surety obligations of the Guarantor pursuant to this Agreement reasonably may be expected to benefit, directly or indirectly, it; and the Guarantor has determined that this Agreement is necessary and convenient to the conduct, promotion and attainment of the business of the Guarantor. The Guarantor has received at least “reasonably equivalent value” (as such phrase is used in Section 548 of the Bankruptcy Code and in comparable provisions of other applicable law) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations and any other obligations under any of the Credit Documents to which it is a party.

6.03    Solvency. Immediately prior to and immediately after and giving effect to the incurrence of the Guaranteed Obligations on the date hereof, the Guarantor is Solvent.

6.04    Indebtedness. The Guarantor, the Company and any other Person that is consolidated on the balance sheet of the Guarantor (collectively, the “Parent Entities” and each individually, a “Parent Entity”) shall not (i) incur any Indebtedness with recourse of any kind to the Company or the assets of the Company (other than the Financing Commitments), or (ii) incur any Indebtedness other than the Financing Commitments and Other Indebtedness.

6.05    Maintenance of Fund Assets. If, as of the 10th day of any calendar month (as set forth in the certificate pursuant to Section 6.02(p)(2) of the Credit Agreement), the Company shall own Fund Assets with a Current Market Value of less than 60.0% of the aggregate Current Market Value of the Fund Assets held by the Parent Entities as of such date, then the Guarantor shall provide to the Administrative Agent a commercially reasonable written explanation, in good faith, setting forth the rationale for holding Fund Assets with a Current Market Value of more than 40.0% of the aggregate Current Market Value of the Fund Assets with Parent Entities other than the Company, which rationale may be (but, for the avoidance of doubt, shall not be required to be) based on any of the following (it being understood that the following explanations shall be deemed commercially reasonable): (A) in order to satisfy required distributions to shareholders, (B) in order to make sufficient distributions to qualify as a regulated investment company within the meaning of Section 851 of the Code, (C) in order to pay down preferred shares, (D) in order to be segregated against derivative exposure or (E) in order to secure Other Indebtedness.

6.06    Policies with respect to Fund Assets. The Guarantor will value Fund Assets consistent with its “Valuation Policy” explained in Note 2 (Summary of Significant Accounting Policies) to the Guarantor’s Consolidated Financial Statements in its 2019 annual report filed with the SEC on Form N-CSR, as in effect on the Effective Date or as modified from time to time after the Effective Date; provided that, notwithstanding any modification to the Valuation Policy after the Effective Date, all calculations of the Current Market Value, Level A Asset Coverage Test, Level B Asset Coverage Test, Company Asset Coverage Test and the related definitions will be calculated in a substantially similar fashion in accordance with the Valuation Policy of the Guarantor as in effect as of the Effective Date (or as modified after the Effective Date as approved in writing by the Administrative Agent or to correct inconsistencies, typographical or other errors, defects or ambiguities; provided that such correction does not have an adverse effect on the Administrative Agent or any Lender).

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With respect to the Fund Assets, the Guarantor will follow its “Asset Coverage and Segregation Policy” re-approved on November 6, 2019 and as modified from time to time after the Effective Date; provided that, notwithstanding any modification to the Asset Coverage and Segregation Policy after the Effective Date, all calculations of the Current Market Value, Level A Asset Coverage Test, Level B Asset Coverage Test, Company Asset Coverage Test and the related definitions will always be calculated in a substantially similar fashion in accordance with the Asset Coverage and Segregation Policy of the Parent as in effect as of the Effective Date (or as modified after the Effective Date as approved in writing by the Administrative Agent or to correct inconsistencies, typographical or other errors, defects or ambiguities; provided that such correction does not have an adverse effect on the Administrative Agent or any Lender).

6.07    Collateral Identification, Special Collateral.

Schedule 1 sets forth all of the Guarantor’s Pledged Equity Interests. The Guarantor shall supplement Schedule 1 (by prompt written notice to the Administrative Agent and the Collateral Agent and in any event within 15 Business Days after the Guarantor acquires any additional Pledged Equity Interest) as necessary to ensure that Schedule 1 accurately reflects the Guarantor’s acquisition of such additional Pledged Equity Interest.

6.08    Collateral.

(a)    The Guarantor is the record and beneficial owner of the Collateral free of all Liens, rights or claims of other Persons and, except as set forth in the Credit Documents, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Collateral.

(b)    No consent of any Person, including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary, is necessary in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Collateral or the exercise of remedies in respect thereof except such as have been obtained.

(c)    [Reserved].

(d)    So long as any Secured Obligations (other than contingent obligations for which no claim has been asserted) are outstanding, except as expressly permitted by the Credit Agreement, without the prior written consent of the Required Lenders, it shall not vote to enable or take any other action to: (i) amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that changes the rights of the Guarantor with respect to the Company or affects the validity, perfection or priority of the Collateral Agent’s security interest, (ii) permit the Company to dispose of all or a material portion of its assets, (iii) waive any default under or breach of any terms of any of the Company’s organizational documents, or (iv) cause the Company elect or otherwise take any action to cause the Pledged Equity Interests to be treated as securities for purposes of the UCC; provided that, notwithstanding the foregoing, if the Company takes any such action in violation of the foregoing in this clause (b),the Guarantor shall promptly notify the Collateral Agent and the Administrative Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Collateral Agent’s “control” thereof.

(e)    So long as any Secured Obligations (other than contingent obligations for which no claim has been asserted) are outstanding, except as expressly permitted by the Credit Agreement, without the prior written consent of the Required Lenders, it shall not permit the Company to merge or consolidate with and into any other Person other than at the direction of a Directing Party.

Guarantee and Security Agreement

6.09    Other Indebtedness.

(a)    If at any time the Guarantor proposes to incur new Indebtedness that would cause the Other Indebtedness Ratio to exceed 18.5% of Fund Assets, the Lender shall have the right to submit a proposal to provide such financing to the Guarantor, and the Guarantor agrees to negotiate with the Lender in good faith for a period of 10 Business Days to agree upon mutually acceptable terms for such Indebtedness. If, notwithstanding such good faith negotiation, the Guarantor determines in good faith that terms are available with one or more financing providers that are more advantageous to the Guarantor, then the Guarantor may incur Indebtedness with any such financing provider without any further obligation to negotiate with the Lender hereunder.

(b)    The Guarantor shall not permit the current LTV Ratio on any outstanding Other Secured Indebtedness to fall below 33.3% in any consecutive 20 Business Day period, unless (i) Other Secured Indebtedness is equal to U.S.$100,000,000 or less with U.S.$250,000,000 or less of Fund Assets pledged against it or (ii) the aggregate amount of Advances outstanding is less than U.S.$100,000,000.

6.10    Rating. The Guarantor shall use commercially reasonable efforts to maintain an issuer rating of not less than “A3” by Moody’s.

Section 7. Collateral Agent Appointed Attorney-In-Fact.

7.01    Power of Attorney. The Guarantor hereby appoints the Collateral Agent (such appointment being coupled with an interest) as the Guarantor’s attorney-in-fact, which such appointment shall be irrevocable prior to the Payment in Full of the Guaranteed Obligations, with full authority in the place and stead of the Guarantor and in the name of the Guarantor, the Collateral Agent or otherwise, solely after the occurrence and during the continuance of an Event of Default, from time to time to take any action and to execute any instrument that any Directing Party may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, at the written direction of a Directing Party, generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at each Directing Party’s option and the Guarantor’s expense, at any time or from time to time, all acts and things that may be reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as the Guarantor might do.

7.02    No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon either Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to the Guarantor for any act or failure to act hereunder.

7.03    Appointment Pursuant to the Credit Agreement. The Collateral Agent is executing this Agreement solely as the “Collateral Agent” under the Credit Agreement. All rights, privileges, protections and immunities in favor of the Collateral Agent under the Credit Agreement are incorporated herein by reference. The Collateral Agent shall not have any liability relating to any action or inaction of any other parties pursuant to this Agreement.

Section 8. Remedies.

8.01    Generally.

(a)    If any Event of Default shall have occurred and be continuing, the Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights and remedies are asserted)

Guarantee and Security Agreement

and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner thereof (and the Guarantor agrees to take all such action as may be appropriate to give effect to such right); and without limiting the foregoing, in each case, at the written direction of the Administrative Agent or the Required Lenders and in accordance with applicable law:

(i)    the Collateral Agent may, in its name or in the name of the Guarantor or otherwise, demand, sue for, collect or receive any money or other property at any time payable or receivable on account of or in exchange for any of the Collateral;

(ii)    the Collateral Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

(iii)    the Collateral Agent may require the Guarantor to assemble the Collateral at such place or places as the Collateral Agent or any other Directing Party may direct;

(iv)    the Collateral Agent may apply all the proceeds of Collateral to payment of the Secured Obligations;

(v)    the Collateral Agent may require the Guarantor to cause the Pledged Equity Interests to be transferred of record into the name of the Collateral Agent or its nominee;

(vi)    the Collateral Agent may initiate or cause the Guarantor to initiate one or more demand notice and apply the proceeds thereof to the payment of the Secured Obligations; and

(vii)    the Collateral Agent may sell, lease, assign or otherwise dispose of all or any part of the Collateral, at such place or places as the Administrative Agent or the Required Lenders determine, and for cash, at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable statute and cannot be waived), and the Collateral Agent or any other Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Guarantor, any such demand, notice and right or equity being hereby expressly waived and released (to the extent permitted by applicable law). The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned. If an Event of Default shall have occurred and be continuing and an acceleration has occurred, the Collateral Agent shall retain the Collateral, collect and cause the collection of the proceeds thereof and make and apply all payments and deposits and maintain all accounts hereunder in accordance with the provisions of the Credit Agreement unless the Required Lenders, subject to the terms and conditions set forth herein and in the Credit Agreement, direct the sale and liquidation of the Collateral.

(b)    The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled (if and only if directed to do so by the Required Lenders), for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Guarantor, and the Guarantor

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hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Guarantor agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to the Guarantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Guarantor agrees that it would be commercially reasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. The Guarantor hereby waives any claims against the Collateral Agent and each other Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. The Guarantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9 shall be specifically enforceable against the Guarantor, and the Guarantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way limit the rights of the Collateral Agent hereunder.

(c)    The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d)    The Collateral Agent shall not have any obligation to marshal any of the Collateral.

(e)    Notwithstanding anything to the contrary herein, (x) neither the Collateral Agent, the Administrative Agent nor any Lender shall assert any right or remedy in respect of the Collateral prior to the commencement of the exercise of remedies of a secured party under the UCC pursuant to clauses (v) or (vii) of Section 8.01(a) above, and (y) in connection with any liquidation or disposition of the Collateral, including without limitation, upon the termination of the Financing Commitments following the occurrence and during the continuation of an Event of Default, the Company, the Guarantor and/or any of their respective Affiliates shall have the right to purchase the Collateral subject to such liquidation or at a purchase price at least equal to the sum of the then accrued and outstanding Secured Obligations, as reasonably determined by the Administrative Agent. Any such party may exercise such right by delivering written notice to the Administrative Agent (who shall provide a copy to the Collateral Agent) of its election to exercise such right (the “Exercise Notice”) (who shall provide a copy to the Collateral Agent) which shall include a proposed purchase price and be delivered not later than five (5) Business Days after the date on which the Company receives notice from the Administrative Agent of the occurrence of such Event of Default and termination of the Financing Commitments, as applicable. Once an Exercise Notice is delivered to the Administrative Agent, the delivering party (or its designated Affiliate or managed fund) shall be obligated, irrevocably and unconditionally, to purchase the Collateral in cash, at the price referenced above, for settlement within the normal settlement period for such Collateral. The cash purchase price must be received no later than five (5) Business Days following delivery of the Exercise Notice. The Collateral Agent shall not cause liquidation or disposition of the Collateral to occur during the time that the Company and its Affiliates are entitled to provide an Exercise Notice.

8.02    Application of Proceeds. All proceeds received by the Collateral Agent shall be applied in accordance with Section 4.04 of the Credit Agreement.

Guarantee and Security Agreement

8.03    Pledged Equity Interests. The Guarantor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Equity Interests conducted without prior registration or qualification of such Pledged Equity Interests under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Pledged Equity Interests for their own account, for investment and not with a view to the distribution or resale thereof. The Guarantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, the Guarantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Equity Interest for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Required Lenders determine to exercise their right to sell any or all of the Pledged Equity Interests, upon written request, the Guarantor shall and shall cause each issuer of any Pledged Equity Interest to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent (who shall forward such information to the Required Lenders) all such information as the Required Lenders may request in order to determine the number and nature of interest, shares or other instruments included in the Pledged Equity Interests which may be sold by the Collateral Agent (at the direction of the Required Lenders) in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

The Guarantor further agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity Interests pursuant to this Section 8 valid and binding and in compliance with all other applicable legal requirements. The Guarantor further agrees that a breach of any covenant contained herein will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 8.03 shall be specifically enforceable against the Guarantor, and the Guarantor hereby waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

8.04    [Reserved].

8.05    Credit Bidding. Without limiting any other rights of the Collateral Agent and the other Secured Parties under this Agreement, the Guarantor hereby acknowledges and agrees that the Collateral Agent or any Lender may purchase, in any public or private sale conducted under the provisions of the UCC (including pursuant to Sections 9-610 and 9-620 of the UCC), the provisions of the Bankruptcy Code (including pursuant to Section 363 of the Bankruptcy Code) or under any analogous provisions under any other Debtor Relief Law, or at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law, all or any portion of the Collateral. The Guarantor hereby further agrees that each Lender shall retain all individual rights it may have to submit a bid at a public or private sale in connection with the purchase of all or any portion of the Collateral, in which any of the Secured Obligations owing to such Lenders under the Credit Agreement are used and applied as a credit on account of the purchase price (a “Credit Bid”), at any sales of all or any portion of the Collateral conducted under the provisions of the Uniform Commercial Code, the Bankruptcy Code or any other Debtor Relief Laws, foreclosure sales or other similar dispositions of Collateral.

Section 9. Termination. When all Guaranteed Obligations shall have been Paid in Full, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and the Guarantor hereunder shall terminate.

Guarantee and Security Agreement

Section 10. Miscellaneous.

10.01    Notices. All notices, requests, consents and demands hereunder shall be in writing and delivered to the intended recipient at its “Address for Notices” specified beneath its name on the signature pages hereto or, as to any party, at such other address as shall be designated by such party in a notice to each other party or, in the case of the Company or the Collateral Agent, pursuant to Section 10.02 of the Credit Agreement. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

10.02    No Waiver. No failure on the part of any Guaranteed Creditor to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any Guaranteed Creditor of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

10.03    Amendments, Etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by the Guarantor and the Collateral Agent (with the consent of the Required Lenders). Any such amendment or waiver shall be binding upon the Guaranteed Creditors and the Guarantor.

10.04    Expenses; Indemnification.

(a)    The Guarantor agrees to reimburse each of the Guaranteed Creditors for all reasonable and documented out of pocket costs and expenses incurred by them (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, charges and disbursements of one firm of outside counsel, respectively, for each Agent, the Securities Intermediary and the Collateral Administrator, and such other local counsel as required for the Agents, the Securities Intermediary and the Collateral Administrator) in connection with (i) any Event of Default and any enforcement or collection proceeding resulting therefrom, including all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings and defending or asserting rights and claims of the Collateral Agent in respect thereof, by litigation or otherwise, including expenses of insurance, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 10.04, and all such costs and expenses shall be Guaranteed Obligations hereunder.

(b)    The Guarantor agrees to pay, and to hold the Collateral Agent and each other Guaranteed Creditor harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable in connection with any of the transactions contemplated by this Agreement, in each case solely to the extent the Company would be required to do so pursuant to Section 3.02(c) of the Credit Agreement.

(c)    The Guarantor agrees to pay, and to hold the Collateral Agent and each other Guaranteed Creditor harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, in each case solely to the extent the Company would be required to do so pursuant to Section 10.04 of the Credit Agreement.

(d)    The agreements in this Section 10.04 shall survive repayment of the Secured Obligations and all other amounts payable under the Credit Agreement and the other Credit Documents.

Guarantee and Security Agreement

10.05    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Guarantor and the Guaranteed Creditors (provided that the Guarantor shall not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent).

10.06    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

10.07    Governing Law; Submission to Jurisdiction; Etc.

(a)    Governing Law. This Agreement and any right, remedy, obligation, claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of law principles that would lead to the application of laws other than the law of the State of New York.

(b)    Submission to Jurisdiction. The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any Credit Document to which the Guarantor is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Guaranteed Creditor or Collateral Agent may otherwise have to bring any action or proceeding relating to this Agreement against the Guarantor or its properties in the courts of any jurisdiction.

(c)    Waiver of Venue. The Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    [Reserved].

(e)    Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.08    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Guarantee and Security Agreement

10.09    Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

10.10    Agents and Attorneys-in-Fact. The Administrative Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

10.11    Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Guaranteed Creditors in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

10.12    Waiver of Immunity. To the extent that the Guarantor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Guarantor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Credit Documents to which it is a party.

10.13    Set-Off. If the Guarantor shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) any amount payable by it hereunder, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Agreement or any other Credit Document to which the Guarantor is a party to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Credit Document to which the Guarantor is a party and although such obligations of the Guarantor may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. Each Lender agrees promptly to notify the Guarantor after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section 10.13 are in addition to other rights and remedies (including other rights of set-off) that such Lender and its Affiliates may have.

10.14    Third-party Beneficiary. Each of the Lenders and the Administrative Agent is an express third-party beneficiary of this Agreement and can enforce rights hereunder.

10.15    Entire Agreement. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Guarantee and Security Agreement

IN WITNESS WHEREOF , the parties hereto have caused this Guarantee and Security Agreement to be duly executed and delivered as of the day and year first above written.

COMPANY:

BLAIR FUNDING LLC,

/s/ Edward T. Gallivan, Jr.
Name: Edward T. Gallivan, Jr.
Title: Chief Financial Officer

[Signature Page to Guarantee and Security Agreement]

GUARANTOR:

FS GLOBAL CREDIT OPPORTUNITIES FUND

/s/ Edward T. Gallivan, Jr.
Name: Edward T. Gallivan, Jr.
Title: Chief Financial Officer

Address for Notices:

FS Global Credit Opportunities Fund

201 Rouse Blvd.
Philadelphia , PA 19112
Attention: Edward T. Gallivan, Jr.
Fax No.: (215) 339-1931
Telephone No.: (215) 220-4531

[Signature Page to Guarantee and Security Agreement]

COLLATERAL AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as the Collateral Agent under the Credit Agreement

By	/s/ Jose M. Rodriguez
	Name:	Jose M. Rodriguez
	Title:	Vice President

Address for Notices:

Corporate Trust Services

9062 Old Annapolis Road

Columbia, MD 21045

Attention:	FS-Blair-Funding
Fax No.:	855-424-9441
Telephone No.:	N/A

[Signature Page to Guarantee and Security Agreement]

SCHEDULE 1

COLLATERAL IDENTIFICATION

Pledged Equity Interests:

Guarantor	Entity In which Pledged Equity Interest is Held	Type of Pledged Equity Interest	Certificated (Y/N)	Certificate No. (if any)	No. of Pledged Units	Percentage of Outstanding Equity Interests of the Entity
FS GLOBAL CREDIT OPPORTUNITIES FUND	Blair Funding LLC	Membership interest	N	N/A	N/A	100%

Guarantee and Security Agreement